
Executive Summary

What is CrowdGather?

CrowdGather is a network of online forum-based communities that engage, provide information to, and appeal to passionate users. The Company's founder and CEO developed the vision for CrowdGather based upon his experiences, first as a forum member since 1998 and then as the owner of several of the world's busiest forums since 2002.

CrowdGather was founded to improve the poor user-experience shared by forum owners and members. More importantly, it was focused on solving the inequity faced by forum owners who tried to monetize their sites.

The result of CrowdGather's strategy is the ability to benefit from a significant arbitrage opportunity in the online advertising marketplace. By doing two things — aggregating targeted ad inventory through acquisitions and partnering agreements, and enhancing site value through its proprietary technology — CrowdGather believes that it can significantly improve revenues from viewing ads per thousand page views (CPM) with extremely high leverage and gross margins.

CrowdGather believes that it can grow CPM's from an average of $0.20 to $0.30 at the time of acquisition to over $2.00 RPM once it has achieved critical mass in several key verticals. To date, the Company has approximately doubled the CPM's of its initial portfolio of sites. Beyond advertising revenues, CrowdGather is currently deriving revenues from site sponsors, member subscriptions, and affiliate e-commerce commissions. As the network increases in size, so will the monetization opportunities that result.


*$0.50
**$1.50
**$1.75
**$2.50
$0.25
$0.25
$0.25
$0.25
9-Jan: 30 M Page Views
9-Oct: 90 M Page Views
10-Jan: 90 M Page Views
11-Oct: 320 M Page Views
Average Forum CPM
**CRWG Forum CPM
*Current CPM
**Projected CPM based on increased acquisitions

The CrowdGather Two-Pronged Solution

By implementing its proprietary content-management system (CMS) CrowdReport™, CrowdGather immediately increases a particular site's appeal to advertisers. More importantly, the CMS enhances the user-experience by converting user-generated content into zero-cost editorial content for the site. CrowdGather expects to have deployed the CMS on its busiest sites by the end of February.

Furthermore, CrowdGather's strategy takes advantage of the low-cost of acquiring undervalued and under-monetized forums and aggregates them in key verticals, creating an attractive prospect for advertising networks and advertisers seeking efficiency in targeting key demographics. This model offers an opportunity to strategically earn higher CPM ad rates across the CrowdGather network.

CrowdGather Acquisition Strategy

CrowdGather targets acquisition of sites with traffic of 500,000-5,000,000 monthly page views. Access to the content of heavy user-traffic sites helps reduce our up-front costs, as well as the risks associated with developing traffic for audiences. These sites inherently have organic search-engine traffic and higher page ranked domain-name value. While larger sites exist, they tend to command higher premiums, but have slower growth characteristics.

CRWG.OB (Common Stock)

Sanjay Sabnani, CEO

20300 Ventura Blvd. Suite 330

Woodland Hills, CA 91364

Phone: 818-435-2472

E-mail: sanjay@crowdgather.com



As of January 2009, CrowdGather has completed 27 purchase transactions resulting in the acquisition of approximately 70 forums and 425 domain names. By the end of 2008, CrowdGather was serving over 20 million page views and reaching 1.9 million unique users monthly. In 2008, its total audience grew over 400%.

The company is poised for continued growth. It has extensive relationships with forum owners and has established a pipeline of opportunities in the following higher paying advertising verticals:

- Video Gamers
- Consumer Electronics/Gadget Enthusiasts
- IT Professionals
- Parents
- Lifestyle and Hobby Enthusiasts

Proven, Scalable Growth Model

CrowdGather's objective is to acquire forums at 4X annual revenue, or an average of $14.4K per million page views. The company reduces the RPM disparity between top-tier vertical sites that command high RPM rates ($25-$50) and forum sites that typically achieve very low RPM rates ($.15-.25) by increasing site appeal through its proprietary CMS, improving user-engagement, aggregation of ad inventory in desirable verticals, and strategic ad placement — all of which attract higher CPM rates. Our CPMs have increased by almost 100% on our initial acquisitions.

In addition to the acquisition of forums, CrowdGather intends to develop relationships with forum owners to create third-party ad representation agreements on a revenue share basis. As our average CPM's continue to increase, we will be in a position to sign up millions of page views of ad inventory from third-party forum owners who realize that they will earn far more by partnering with us than they can on their own.

A RAPIDLY GROWING MARKET

In 2008, the shift from TV and print to online advertising continues to grow. U.S. online advertising is expected to double this year to $33.6 billion. Research estimates that online brand advertising will grow 20% yearly from 2006-2010, and will exceed online search advertising growth over the same period.

In addition, the value proposition for online advertising has become increasingly important. CPM rates have been eroding on social networks and portals, while online ad revenue for small niche sites has held up relatively well. Forums allow advertisers to segment their audience and increase the effectiveness of their advertising spend.

Financial Summary

CrowdGather is in its initial growth stages and is building a network of forum-based sites. The core of our business growth is acquisition of what we believe are under-monetized sites with consistently engaged audiences. CrowdGather initially hopes to acquire sites to bring the page views per month closer to 100M. If the company raises sufficient capital, CrowdGather believes it can be EBITDA positive in 2009.

How CrowdGather Sizes Up

Property	Page Views (M)	Valuation
Glam Media	860	485
Federated Media	450	290
CrowdGather	300*	TBD
Blue Lithium	132	300
Interclick	98	214
24/7 Real Media	92	649
Burst Media	83	400
Adconion Media	75	200
Gorilla Nation	66	700

**Projected CrowdGather estimates: April 2011 Sources: comScore Media 2007, GoFish, Conde Naste, peHUB's Dan Primack, European Founders Silicon Alley Insider, WSJ, Sramana Mitra, company filings, and DeSilva & Phillips Forrester*

Products and Services

CrowdGather currently offers a comprehensive suite of services for forum owners. Forums we acquire benefit from streamlined technology which improves the experience for users and forum owners alike.

CrowdGather is also developing proprietary services and products which we anticipate will be released in April 2009. The two we are highlighting will increase high end ad placements and will create a no-labor system for creation of articles out of user-generated content.

Content Management System: CrowdReport™

This new service will create a home page out of the forum environment. Forum users will be able to post threads as an article. Ad inventory for home pages is higher than on forum pages and it increases user retention by creating accessibility to relevant material. View it live: genmay.com.

Former Layout



CrowdReport™ Layout



Universal Skin

By creating a system that customizes all of our acquired sites we have cut down on overhead costs and improved our ability to strategically place ads. View it live: fishtankforums.com





Meet Some of the CrowdGather Network

Through the acquisition of FreePowerBoards.com we have a platform that allows for us to exploit the advertising revenues by offering individuals the ability to create their own free forums. FreePowerBoards is currently hosting 38,000 individual forums comprising 1.7 million members and 7 million discussion topics.

General Mayhem is a legendary internet forum for geeks and gamers where all are invited to discuss everything and anything. Many internet memes, sites and classic internet underground operations have been spawned from within the threads of GenMay. GenMay was acquired by CrowdGather's CEO Sanjay Sabnani in 2002.

This forum community was created to give aficionados, owners and fans of motorcycles a place to discuss latest and classic models, technical and mechanical problems and solutions, servicing and maintenance, buying and selling, and more.

Zuneboards is one of the oldest established sites dedicated to the Microsoft Zune media player. A one-stop community resource where you can solve all your Zune problems, meet other Zune owners and get news about accessories, deals and games. Zuneboards.com was acquired by CrowdGather in July 2008.



EXECUTIVE MANAGEMENT AND ADVISORY TEAM

Sanjay Sabnani, Chairman and CEO

Acquired his first message board in 2002. Both an entrepreneur and strategist, Mr. Sabnani has held senior executive positions at Hythiam, Inc., (NASDAQ:HYTM), OSI Systems, (NASDAQ:OSIS), Venture Catalyst, Inc., (NASDAQ:VCAT).

Gaurav Singh, CFO

Most recently, served as Director of Financial Operations for MDSynergy, a privately held company in the health services industry. Prior to that was part of the executive team that lead the growth and ultimately, the sale of Specialty Surgical Centers to Symbion, Inc. (NASDAQ: SMBI) for more than $70 million. Prior to obtaining his MBA from the Anderson School of Business at UCLA, Singh worked for PriceWaterhouseCoopers, Ernst & Young and Hewlett Packard.

Fernando I. Munoz , VP of Technology

A seasoned Information Systems Engineer with more than 20 years of experience in the computer sciences field. Co-founded and served as CTO at Vecom Computacion Ltda. for 11 years. Formerly the Vice President of Digital Media with Lionsgate Entertainment, implementing the first industry digital assets management system.

John Breslin, Advisor

Net visionary and Dublin native, John Breslin is the co-founder and director of the highly praised boards.ie ltd., Ireland's largest message board community. John Breslin is also a postdoctoral researcher and adjunct lecturer on all areas of Semantic Web and social software at DERI, NUI Galaway, and founded the SIOC project, an interconnection of common social software. Breslin currently blogs at Socialmedia.net, created WebCamp, and is a member of the W3C Advisory Committee.

Christopher Kelly, Advisor

Christopher Kelly is a leader in the World Wide Service Provider sales organization, Cisco Systems. Prior to his position at Cisco, Mr. Kelly served in executive and management positions at Riverhead Networks, Universal Access Inc. and RedCreek Communications. Mr. Kelly has built sales teams from the ground up, overseen M&A transactions and has a wide range of high-level contacts in the technology sector. Currently he presents on successful sales strategies at industry conferences.

Anurag Chandra, Advisor

Anurag Chandra has extensive investment experience in enterprise computing, encompassing software and enterprise networking. Anurag served in executive and management positions at Galleon Crossover Fund, Lighthouse Capital Partners and Intraspect Software. Prior to Intraspect, he was the VP of Finance and Operations at netDialog, where he played an instrumental role in its acquisition by Kana Communications (NASDAQ: KANA). Anurag was also a VP at Imperial Bank in its Emerging Growth and Venture Divisions.